STIKEMAN ELLIOTT

Stikeman Elliott LLP Barristers & Solicitors

Suite 1700, Park Place, 666 Burrard Street, Vancouver, Canada V6C 2X8
Tel: (604) 631-1300 Fax: (604) 681-1825 www.stikeman.com

EXHIBIT 5.1

July 21, 2011

Minefinders Corporation Ltd.
Suite 2288 – 1177 West Hasting Street
Vancouver, British Columbia
Canada V6E 2K3

Dear Sirs/Mesdames:

Re: Minefinders Corporation Ltd. – Registration Statement on Form S-8

We have acted as corporate counsel to Minefinders Corporation Ltd., a company existing under the laws of the Province of Ontario, Canada (the "Company"), in connection with the registration by the Company pursuant to a registration statement (the "Registration Statement") on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 6,000,000 common shares of the Company, no par value (the "Common Shares"), issuable upon exercise of stock options granted under the Company's 2011 Stock Option Plan, dated effective February 15, 2011 and confirmed by the Company's shareholders on May 18, 2011.

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.

We have examined the Registration Statement, and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to practice law only in the Provinces of British Columbia and Ontario. Our opinion set forth herein is expressed only with respect to the laws of the Provinces of British Columbia and Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the Company's Registration Statement. This opinion may not be relied upon by you for any other purpose or by any other person, firm or corporation other than the addressee hereof for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours truly,

Stikeman Elliott LLP

VANCOUVER
CALGARY
TORONTO
MONTREAL
OTTAWA
NEW YORK
LONDON
SYDNEY

cc Minefinders Corporation Ltd.
Attention: Mark H. Bailey

cc Dorsey & Whitney LLP
Attention: Kenneth G. Sam